Exhibit 1
To whom it may concern
November 8, 2007
Contact Information:
NIS GROUP CO., LTD.
Akihiro Nojiri
Senior Executive Director & Executive Officer
Tel: (TOKYO) +81-3-3348-2424
E-mail:Info-ir@nisgroup.co.jp
URL: http://www.nisgroup.jp/english
Notice Regarding Certain Press Coverage in Japan
A major newspaper today included a report regarding a potential capital raising transaction by NIS GROUP CO., LTD. (the “Company”) through a third-party allotment of securities to an investment fund and potential revisions to the Company’s projections.
As discussed in our press announcement of November 7, 2007, the Company is progressing with its management reform program, part of which includes ongoing consideration of ways to strengthen the Company’s financial base. The Company may or may not proceed with any particular transaction, and will make any announcement with respect to any such transaction, including the impact on our publicly released projections as required by the rules of the Tokyo Stock Exchange, at an appropriate time.
The Company expects to release its semi-annual financial results on November 15, 2007.

These materials contain forward-looking statements about our industry, our business, our plans and objectives, our financial condition and our results of operations that are based on our current expectations, assumptions, estimates and projections. These forward-looking statements are subject to various risks and uncertainties. These statements discuss future expectations, identify strategies, discuss market trends, contain projections of results of operations or of financial condition, or state other forward-looking information. Known and unknown risks, uncertainties and other factors could cause our actual results to differ materially from and be worse than those contained in or suggested by any forward-looking statement. We cannot promise that our expectations, projections, anticipated results, estimates or other information expressed in or underlying these forward-looking statements will turn out to be correct. Important risks and factors that could cause our actual results to differ materially from these forward-looking statements include without limitation the following: weak domestic economic conditions; the growing variety of legal means with which debtors can seek protection from creditors; changes to our portfolio of products and services and expansion into new business areas; the effect of fluctuations in the value of real estate held or securing loans; fluctuation in market environments regarding our investments; our ability to pursue and maintain profitable strategic alliances, joint ventures and strategic investments; increasing competition in the loan servicing market; risks associated with doing business in China; any future inability to obtain funds from lenders or access the debt capital markets on favorable terms; an increase in prevailing market interest rates; failure to implement our business strategies; the failure of our risk management systems; our ability to adequately evaluate or control risks associated with loans or guarantees we make or related collateral; any disruption or other difficulties experienced by our information or technological systems and networks; misconduct by an employee or director and our exposure to negative publicity of the consumer or business finance industries; failure to maintain the confidentiality of personal information of our customers; and the influence of our chairman and his family over important decisions.